Exhibit 5.1

April 10, 2015
Board of Directors
Silver Bull Resources, Inc.
925 West Georgia Street, Suite 1908
Vancouver, British Columbia V6C 3L2
Canada
Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Silver Bull Resources, Inc., a Nevada corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission on April 10, 2015 (the “Registration Statement”).  The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate $125,000,000 offering price and/or principal amount, as applicable, of (i) senior and/or subordinated debt securities of the Company (together, the “Debt Securities”) (ii) shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), (iii) warrants to purchase any of the Debt Securities or Common Stock (the “Warrants”), (iv) rights to purchase Common Stock and/or Debt Securities (the “Rights”), and (v) units consisting of two or more classes or series of securities (the “Units”).  The Debt Securities, Common Stock, Warrants, Rights, and Units are referred to collectively herein as the “Securities.”
The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the Prospectus”) and any supplement(s) to the Prospectus (a “Prospectus Supplement”), pursuant to Rule 415 under the Act.
The Debt Securities will be issued from time to time either in whole or in part under one or more indentures (each, an “Indenture”), each of which will be between the Company and a trustee to be named in a Prospectus Supplement.  The Warrants will be issued under one or more warrant agreements (each, a “Warrant Agreement”) between the Company and a counterparty or counterparties identified therein or a financial institution identified therein as the warrant agent (each, a “Warrant Counterparty”).  The Rights will be issued under one or more rights agreements (each, a “Rights Agreement”) between the Company and counterparty or counterparties identified therein or a bank or trust company identified therein as the rights agent (the “Rights Counterparty”).  The Units will be issued under one or more unit agreements (each, a “Unit Agreement”), each to be between the Company and a counterparty or counterparties identified therein (the “Unit Counterparty”).

In rendering the following opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, have made such inquiries as to questions of fact of officers and representatives of the Company, and have made such examinations of law as we have deemed necessary or appropriate for purposes of giving the opinion expressed below.
In rendering our opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.  We have also assumed for purposes of this opinion (i) the corporate power, authority and legal right of the trustees under the Indentures, the Warrant Counterparty under the Warrant Agreements, the Rights Counterparty under the Rights Agreements and the Unit Counterparty under the Unit Agreements to execute, deliver and perform their obligations under the Indenture, Warrant Agreement, Rights Agreement and the Unit Agreement, as applicable, that the performance of such obligations by any such trustee, Warrant Counterparty, Rights Counterparty and Unit Counterparty will not violate its charter or by-laws, or applicable organizational documents, and that the trustee, banking institution, or rights agent has the legal ability to exercise its respective purported powers in the State of Colorado, and (ii) that the Indentures, Warrant Agreements, Rights Agreements and Unit Agreements will have been duly authorized, executed and delivered by the trustee, Warrant Counterparty, Rights Counterparty or Unit Counterparty, as applicable, (iii) that the aggregate number of shares of the Company which would be outstanding after the issuance or reservation for issuance of the Securities, and any other contemporaneously issued or reserved Common Stock, together with the number of shares of Common Stock previously issued and outstanding and the number of shares of Common Stock previously reserved for issuance upon the conversion or exchange of other securities issued by the Company does not exceed the number of then authorized shares of the Company.
The opinions herein are limited to matters governed by the federal laws of the United States of America and the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including the provisions of the Nevada Constitution and the reported judicial decisions interpreting such law.  Except as expressly stated above, we express no opinion with respect to any other law of the state of Nevada or any other jurisdiction.
Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:
1.   With respect to the Debt Securities, assuming (i) the Registration Statement (including any amendments thereto) is effective under the Act; (ii) the taking by the Board of Directors of the Company (the “Board”) of all necessary corporate action to authorize and approve the issuance of the Debt Securities; (iii) the applicable Indenture and the applicable trustee have been qualified under the Trust Indenture Act of 1939 and such Indenture has been duly executed and delivered by the parties thereto; (iv) the definitive terms of any Debt Securities and of their issue and sale have been duly established in conformity with the resolutions of the Board and the applicable Indentures so as not to violate any applicable law or agreement or instrument then binding on the Company; (v) the Debt Securities have been duly executed, authenticated and delivered in accordance with the Indentures; and (vi) the Debt Securities have been issued and sold as contemplated in the Registration Statement, the Prospectus and in the applicable Prospectus Supplement, the Debt Securities will constitute valid and legally binding obligations of the Company, entitled to the benefits of and subject to the terms of the applicable Indentures.

2.   With respect to the Common Stock, assuming (i) the Registration Statement (including any amendments thereto) is effective under the Act; (ii) the taking by the Board of all necessary corporate action to authorize and approve the issuance of the Common Stock; (iii) the due issuance and delivery of the Common Stock upon payment therefor in accordance with the applicable underwriting or similar agreement, as applicable, or Prospectus Supplement approved by the Board; (iv) the consideration for the Common Stock is not less than the par value thereof; and (v) that the number of shares of Common Stock being issued does not exceed the number of shares then permitted to be issued under the Articles of Incorporation, the Common Stock will be validly issued, fully paid, and nonassessable.
3.   With respect to the Warrants, assuming (i) the Registration Statement (including any amendments thereto) is effective under the Act; (ii) the taking of all necessary corporate action by the Board to approve the execution and delivery of a Warrant Agreement and issuance of the Warrants; (iii) the due execution, countersignature, issuance, and delivery of such Warrants upon payment of the consideration therefor in accordance with the applicable definitive purchase, underwriting, or similar agreement, as applicable, or Prospectus Supplement approved by the Board and otherwise in accordance with the provisions of the applicable Warrant Agreement and such agreement; (iv) if such Warrant Agreement relates to the issuance and sale of Common Stock, the assumptions described in paragraph 2 are correct, such Warrants will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.
4.   With respect to the Rights, assuming (i) the Registration Statement (including any amendments thereto) is effective under the Act; (ii) the taking of all necessary corporate action by the Board to approve the execution and delivery of the Rights Agreement, as applicable, and issuance of the Rights; (iii) the due execution, countersignature, issuance, and delivery of the Rights upon payment of the consideration therefor in accordance with the applicable definitive purchase, underwriting, or similar agreement, as applicable, or Prospectus Supplement approved by the Board and otherwise in accordance with the provisions of any applicable Rights Agreement and such agreement; (iv) if such Rights Agreement relates to the issuance and sale of Common Stock, the assumptions described in paragraph 2 are correct, such Units will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.
5.  With respect to the Units, assuming (i) the Registration Statement (including any amendments thereto) is effective under the Act; (ii) the taking of all necessary corporate action by the Board to approve the execution and delivery of the Unit Agreement, as applicable, and issuance of the Units; (iii) the due execution, countersignature, issuance, and delivery of the Units upon payment of the consideration therefor in accordance with the applicable definitive purchase, underwriting, or similar agreement, as applicable, or Prospectus Supplement approved by the Board and otherwise in accordance with the provisions of any applicable Unit Agreement and such agreement; (iv) if such Unit Agreement relates to the issuance and sale of Common Stock, the assumptions described in paragraph 2 are correct; and (v) if such Unit Agreement relates to the issuance and sale of Warrants, the assumptions described in paragraph 3 are correct, such Units will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Insofar as this opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, it is subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance and similar laws affecting creditors’ rights generally; (ii) the effects of general equitable principles including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, whether enforcement is considered in a proceeding in equity or law; (iii) the discretion of the court before which any proceeding for enforcement may be brought; (iv) the unenforceability of provisions that may be deemed contrary to public policy; (v) the rights or remedies available to any party for violations or breaches of any provisions of the Debt Securities, Warrants, Rights and Units, as applicable, that are immaterial or the enforcement of which would be unreasonable under the then-existing circumstances; (vi) the rights or remedies available to any party for material violations or breaches that are the proximate result of actions taken by any party to the Debt Securities, Warrants, Rights and Units, as applicable, other than the party against whom enforcement is sought, which actions such other party is not entitled to take pursuant to the Debt Securities, Warrants, Rights and Units, as applicable, or that otherwise violate applicable laws; (vii) the rights or remedies available to any party that takes discretionary action that is arbitrary, unreasonable or capricious, or is not taken in good faith or in a commercially reasonable manner, whether or not the Debt Securities, Warrants, Rights and Units, as applicable, permit such action or (viii) the effect of the exercise of judicial discretion, whether in a proceeding in equity or at law.
We express no opinion (a) concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws or (b) with respect to whether acceleration of Debt Securities may affect the collectability of any portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon.
We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Securities covered by the Registration Statement or as to the effect that their performance of such obligations may have upon any of the matters referred to above.
Although we have acted as counsel to the Company in connection with certain other matters, our engagement is limited to certain matters about which we have been consulted.  Consequently, there may exist matters of a legal nature involving the Company in connection with which we have not been consulted and have not represented the Company.  This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein.  The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.  We also consent to the reference to this firm under the heading “Legal Matters” in the Prospectus as the counsel who will pass upon the validity of the Securities.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Davis Graham & Stubbs LLP
Davis Graham & Stubbs LLP